Exhibit 3.8

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
MAWSON INFRASTRUCTURE GROUP INC.

Mawson Infrastructure Group Inc. (the Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the DGCL), DOES HEREBY CERTIFY AS FOLLOWS:

1.	This Certificate of Amendment (the Certificate of Amendment) amends the provisions of the Corporations Certificate of Incorporation filed with the Secretary of State on February 10, 2012, as amended February 28, 2012, July 18, 2013, November 15, 2017, March 1, 2018, March 17, 2021, June 9, 2021 and August 11, 2021 (collectively, the Certificate of Incorporation).

2.	Section 3.1(i) of Article III of the Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

(i) The total number of shares of stock which the Corporation shall have authority to issue is 90,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

(ii) Upon the filing and effectiveness (the Effective Time) pursuant to the Delaware General Corporation Law of this Certificate of Amendment , each six (6) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be and hereby are automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock, provided that in the event a stockholder would otherwise be entitled to a fraction of a share, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

3.	This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of February, 2023.

MAWSON INFRASTRUCTURE GROUP, INC.

By:
James Manning, Chief Executive Officer